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  Filed Pursuant to Rule 424(b)(3)
  Registration File Nos. 333-113623
  and 333-113623-01

PROSPECTUS SUPPLEMENT NO. 4

to Prospectus dated April 30, 2004 of

Northwest Airlines Corporation

$225,000,000

7.625% Convertible Senior Notes due 2023

Guaranteed by Northwest Airlines, Inc.

        This prospectus supplement relates to resales of our 7.625% Convertible Senior Notes due 2023 issued in a private offering in November 2003 and 9,825,322 shares of our common stock issuable upon conversion of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments and as additional interest, in circumstances described in the prospectus to which this prospectus supplement refers.

        This prospectus supplement, which supplements our prospectus dated April 30, 2004, contains additional information about the selling securityholders.

        You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supercedes the information contained in the prospectus.

        Investing in the securities offered in the prospectus involves risks. See "Risk Factors" beginning on page 9 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 26, 2004.

        As used in this prospectus supplement, the terms "company," "we," "our," "ours" and "us" may, depending on the context, refer to Northwest Airlines Corporation or to one or more of Northwest Airlines Corporation's consolidated subsidiaries or to all of them taken as a whole. When we refer to "common stock" throughout this prospectus, we include all rights attaching to our common stock under any stockholder rights plan then in effect.

        You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC"). Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the rules of the SEC. Northwest Airlines Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Northwest Airlines, Inc. is not required to file separate reports, proxy and information statements or other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Instead, we have provided information with respect to Northwest Airlines, Inc., to the extent required, in filings made by Northwest Airlines Corporation.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the prospectus to which it refers, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders have sold all the notes or common stock issuable upon conversion of the notes.

  •
  Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Quarterly Report on Form 10-Q for the period ended March 31, 2004;

  •
  Current Reports on Form 8-K filed January 28, 2004, April 21, 2004 and July 21, 2004; and

  •
  The description of our common stock set forth in our Registration Statement on Form 8-A/A, filed on April 30, 1998, including associated preferred share purchase rights described in our Registration Statement on Form 8-A/A, filed on July 14, 1998.

        You may request a copy of these filings (other than exhibits to them) at no cost, by writing or telephoning us at the following address:

Secretary's Office
Northwest Airlines Corporation
5101 Northwest Drive, Dept. A1180
St. Paul, Minnesota 55111-3034
Telephone: (612) 726-2111

        The information appearing under the section entitled "Selling Securityholders" in the prospectus is amended and restated by the information appearing below.

SELLING SECURITYHOLDERS

        The notes were originally issued to Citigroup Global Markets Inc., as initial purchaser, in a private offering that closed on November 4, 2003. The initial purchaser has advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined by Rule 144A under the Securities Act and Regulation S. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

        The table below sets forth information with respect to the selling securityholders, the principal amount of the notes and the number of shares of common stock into which the notes are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

        We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before July 20, 2004. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Selling Stockholder	Original Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold(1)	Percentage of Common Stock Outstanding(2)(3)
Ace Tempest Reinsurance Ltd.	$70,000	*	3,056	*
AIG DKR SoundShore Holdings Ltd.	$5,000,000	2.22%	218,340	*
DKR SoundShore Oasis Holding Fund Ltd.	$7,500,000	3.33%	327,510	*
AIG DKR Soundshore Strategic Holding Fund Ltd.	$1,250,000	*	54,585	*
Akela Captial Master Fund, Ltd.	$7,000,000	3.11%	305,676	*
Arbitex Master Fund, L.P.	$3,000,000	1.33%	131,004	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$8,990,000	4.00%	392,576	*
Argent Classic Convertible Arbitrage Fund II, L.P.	$600,000	*	26,200	*
Argent Classic Convertible Arbitrage Fund L.P.	$2,480,000	1.10%	108,296	*
Argent LowLev Convertible Arbitrage Fund II, LLC	$26,000	*	1,135	*
Argent LowLev Convertible Arbitrage Fund LLC	$444,000	*	19388.64	*
Argent LowLev Convertible Arbitrage Fund Ltd.	$8,000,000	*	349344.80	*
B.C. McCabe Foundation	$175,000	*	7,641	*
Bear, Stearns & Co. Inc.	$1,250,000	*	54,585	*
BP Amoco PLC Master Trust	$352,000	*	15,371	*

CGNU Life Fund	$600,000	*	26,200	*
CNH CA Master Account, L.P.	$2,000,000	*	87,336	*
Chrysler Corporation Master Retirment Trust	$4,195,000	1.86%	183,187	*
CIBC World Markets	$1,000,000	*	43,668	*
Citigroup Global Markets Inc.	$5,468,000	2.43%	238,777	*
Class C Trading Company LTD	$210,000	*	9,170	*
Commercial Union Life Fund	$700,000	*	30,567	*
Convertible Securities Fund	$50,000	*	2,183	*
Credit Suisse First Boston Europe Limited	$15,000,000	6.67%	655,021	*
Custom Investments PCC, Ltd.	$200,000	*	8,733	*
DBAG London	$39,000,000	17.33%	1,703,055	1.94
Delta Air Lines Master Trust-HI	$55,000	*	2,401	*
Deutsche Bank Securities Inc.	$5,250,000	2.33%	229,257	*
Fore Convertible Master Fund, Ltd	$1,692,000	*	73,886	*
General Motors Employees Global Group Pension Trust	$210,000	*	9,170	*
General Motors Foundation, Inc.	$35,000	*	1,528	*
Global Bermuda Limited Partnership	$500,000	*	21,834	*
Goldman, Sachs & Co.	$5,500,000	2.44%	240,174	*
Guggenheim Portfolio Company VIII (Cayman), Ltd.	$293,000	*	12,794	*
Hamilton Multistrategy Master Fund, LP	$2,572,000	1.14%	112,314	*
HFR CA Global Select Master Trust Account	$80,000	*	3,493	*
HFR CA Select Fund	$500,000	*	21,834	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	$132,000	*	5,764	*
Institutional Benchmarks Master Fund Ltd.	$790,000	*	34,497	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$975,000	*	42,576	*
International Truck & Engine Corporation Retiree Health Benefit Trust	$180,000	*	7,860	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	$1,775,000	*	77,510	*
Intl. Truck Engine Corp Non Contributory Retirement Plan for Salaried Employee's Trust	$380,000	*	16,593	*
Intl. Truck Engine Corp Non Contributory Retirement Plan Trust	$420,000	*	18,340	*
Jeffries & Company Inc.	$2,000	*	87	*
KBC Financial Products USA Inc.	$2,620,000	1.16%	114,410	*
KeySpan Foundation	$50,000	*	2,183	*
Lakeshore International, Ltd.	$2,000,000	*	87,336	*
LDG Limited	$283,000	*	12,358	*
Lexington Vantage Fund c/o TQA Investors, LLC	$63,000	*	2,751	*
Lincoln National Convertible Securities Fund	$1,250,000	*	54,585	*
Lord Abbett Investment Trust-LA Convertible Fund	$2,000,000	*	87,336	*
Lydian Global Opportunities Master Fund Limited	$9,500,000	4.22%	414,846	*
Lyxor Master Fund Ref: Argent/LowLev CB co Argent	$430,000	*	18,777	*
Man Mac 2 Limited	$2,428,000	1.08%	106,026	*
Man Mac I Limited	$515,000	*	22,489	*

Marathon Global Convertible Master Fund	$11,000,000	4.89%	480,349	*
Maystone Continuum Master Fund, Ltd.	$2,500,000	1.11%	109,170	*
Microsoft Corporation	$215,000	*	9,388	*
Motion Picture Industry Health Plan-Active Member Fund	$70,000	*	3,056	*
Motion Picture Industry Health Plan-Retiree Member Fund	$80,000	*	3,493	*
National Fuel & Gas Company Retirement Plan	$200,000	*	8,733	*
Nations Convertible Securities Fund	$6,950,000	3.09%	303,493	*
Newport Alternative Income Fund	$230,000	*	10,043	*
Norwich Union Life & Pensions	$1,000,000	*	43,668	*
OCM Global Convertible Securities Fund	$205,000	*	8,951	*
OCM High Income Convertible Limited Partnership	$165,000	*	7,205	*
OCM High Income Covertible Fund II Limited Partnership	$165,000	*	7,205	*
Oxford, Lord Abbett & Co.	$1,350,000	*	58,951	*
Partner Reinsurance Company Ltd.	$410,000	*	17,903	*
Privilege Portfolio SICAV	$1,800,000	*	78,602	*
R2 Investments, LDC	$8,500,000	3.78%	371,178	*
RanaissanceRe Holdings Ltd.	$220,000	*	9,606	*
Richard King Mellon Foundation	$75,000	*	3,275	*
San Diego County Employee Retirement Association	$500,000	*	21,834	*
San Diego County Employees' Retirement Association	$50,000	*	2,183	*
Silver Convertible Arbitrage Fund, LDC	$100,000	*	4,366	*
Silvercreek II Limited	$720,000	*	31,441	*
Silvercreek Limited Partnership	$1,540,000	*	67,248	*
Sphinx Convertible Arbitrage Fund SPC	$156,000	*	6,812	*
Sphinx Fund c/o TQA Investors, LLC	$193,000	*	8,427	*
SSI Blended Market Netrual L.P.	$266,000	*	11,615	*
SSI Hedged Convertible Market Neutral L.P.	$290,000	*	12,663	*
State Employees' Retirement Fund of the State of Delaware	$330,000	*	14,410	*
The Long-Term Investment Trust	$130,000	*	5,676	*
Total Fina Elf Finance USA, Inc.	$225,000	*	9,825	*
TQA Master Fund, Ltd.	$2,273,000	1.01%	99,257	*
TQA Master Plus Fund, Ltd.	$4,311,000	1.92%	188,253	*
TQA Special Opportunities Master Fund Ltd.	$500,000	*	21,834	*
Travelers Indemnity Company-Commercial Lines	$110,000	*	4,803	*
Travelers Indemnity Company-Personal Lines	$70,000	*	3,056	*
Tripar Partnership	$70,000	*	3,056	*
UnumProvident Corporation	$490,000	*	21,397	*
Vanguard Convertible Securities Inc.	$12,890,000	5.73%	562,881	*
Viacom Inc. Pension Plan Master Trust	$12,000	*	524	*
White River Securities L.L.C.	$1,250,000	*	54,585	*
Xavex Convertible Arbitrage 10 Fund	$930,000	*	40,611	*
Xavex Convertible Arbitrage 2 Fund	$80,000	*	3,493	*
Xavex Convertible Arbtirage 7 Fund c/o TQA Investors, LLC	$794,000	*	34,672	*
Zazove Convertible Arbitrage Fund L.P.	$5,000,000	2.22%	218,340	*
Zazove Hedged Convertible Fund L.P.	$3,000,000	1.33%	131,004	*
Zazove Income Fund L.P.	$1,000,000	*	43,668	*

Zurich Institutional Benchmarks Master Fund Ltd.	$2,000,000		*		87,336	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors LLC	$583,000		*		25,458	*
Total	$225,000,000	(4)	100.00	%(4)	9,825,322	10.24%

*
Less than 1.00%

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 43.6681 shares of common stock per $1,000 original principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of Notes—Conversion Rights."

(2)
Calculated based on 86,128,339 shares of common stock outstanding as of February 27, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(3)
Assumes that all holders of notes, or any future transferees, pledgees, donees or successors of or from such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(4)
The figures in this column are based on information supplied to us as of July 20, 2004 by the selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $225,000,000 aggregate principal amount of notes, reflecting, we believe that one or more selling securityholders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, since neither this prospectus nor the registration statement of which this prospectus forms a part would be applicable to any notes after they have been publicly sold using this prospectus or the registration statement of which this prospectus forms a part, no more than $225,000,000 aggregate principal amount of notes could be sold using this prospectus or the registration statement of which this prospectus forms a part and, accordingly, the $225,000,000 total in this column represents the maximum principal amount of notes that could be sold under this prospectus or the registration statement of which this prospectus forms a part.

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PROSPECTUS SUPPLEMENT NO. 4 to Prospectus dated April 30, 2004 of Northwest Airlines Corporation $225,000,000 7.625% Convertible Senior Notes due 2023 Guaranteed by Northwest Airlines, Inc.
WHERE YOU CAN FIND MORE INFORMATION
SELLING SECURITYHOLDERS